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                                                    EXHIBIT (c)(3)

                                                    DRAFT 10/05/92

                            ENVIROTEST SYSTEMS CORP.

                                AMENDMENT NO. 1


     Amendment No. 1, dated as of November 10, 1992, to the Amended and Restated Stockholders' Agreement, dated as of April 10, 1992 (the "Agreement"), among Envirotest Systems Corp., a Delaware corporation (the "Company"), and the parties listed on the signature pages thereto. Unless otherwise defined herein, all terms used herein shall have the meaning ascribed to them in the Agreement.

    WHEREAS, on the date hereof, the Company is issuing and selling, pursuant to the Envirotest Systems Corp. 1992 Employee Stock Purchase Plan, shares of Class B Common Stock, par value $.01 per share, of the Company to, among others, each of Nicholas Dow, Stephen J. Petersen, Paul S. Cherepinsky, Martin J. McFarland, Monty M. Montgomery, John P. Barbarino, James R. Brandenburg, Daniel C. Palmer and Raj Modi, each an employee of certain subsidiaries of the Company (each, an "Employee"); and

    WHEREAS, the Company desires to amend the Agreement to effect the addition of each Employee as a Stockholder and as a Management Stockholder; and

    WHEREAS, Section 20(b) of the Agreement provides for amendment of the Agreement to effect the addition of any person or entity as a Stockholder without the consent of the other parties thereto.

    NOW, THEREFORE, each Employee is hereby added as a Stockholder and as a Management Stockholder.

    IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.



                                         ENVIROTEST SYSTEMS CORP.

                                         By:
                                            ----------------------------------
                                            Name:
                                            Title: